CERTIFICATE OF TRUST

OF

Realty Capital Income Funds Trust

This Certificate of Trust is being executed as of December 28, 2012 for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et. seq.) (the “Act”). This Certificate of Trust is filed in accordance with the Act and sets forth the following:

First: The name of the statutory trust is the Realty Capital Income Funds Trust (the “Trust”).

Second: The Registered Office of the Trust in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

Third: The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C §§ 80a-1 et seq.).

Fourth: Notice is hereby given that the Trust will issue one or more series of beneficial interests having the rights and preferences specified in the governing instrument of the Trust, as the same may be amended from time to time. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

Fifth: The trustees of the Trust reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

Sixth: This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the day and year first above written.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Trustee